 Exhibit 99.2

Jones Energy, Inc.

Unaudited pro forma condensed consolidated

financial statements

Introduction

The following unaudited pro forma condensed consolidated financial statements of Jones Energy, Inc. as of September 30, 2013 and for the nine-month period ended September 30, 2013, are derived from the historical financial statements of Jones Energy, Inc.

These unaudited pro forma condensed consolidated financial statements include the following adjustments: (a) changes to debt and cash accounts as a result of borrowings on long-term debt to fund the acquisition of 92 producing oil and gas wells and associated acreage from Sabine Mid-Continent, LLC (the “Sabine Acquisition”), which was completed during the fourth quarter of 2013, and (b) purchase accounting adjustments in connection with the Sabine Acquisition. The Sabine Acquisition was accounted for as a business combination using the acquisition method of accounting. Accordingly, the preliminary purchase price of the acquisition (as adjusted at closing) was allocated to the assets acquired based upon management’s preliminary estimates of fair value. The determination of fair value is dependent upon valuations as of the acquisition date and the final adjustments to the purchase price, which when they occur may result in an adjustment to the value of the acquired properties reflected in the pro forma condensed consolidated financial statements. Any such adjustment may be material.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions. Actual effects of the transactions may differ from the pro forma adjustments. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects directly attributable to the transactions as contemplated and that the assumptions underlying the pro forma adjustments are factually supportable. The unaudited pro forma condensed consolidated statement of operations does not include the effects of non-recurring items.

The pro forma adjustments have been prepared as if the Sabine Acquisition had taken place on September 30, 2013, in the case of the unaudited pro forma condensed consolidated balance sheet, and as if the Sabine Acquisition had taken place on January 1, 2013, in the case of the unaudited pro forma condensed consolidated statement of operations for the nine-month period ended September 30, 2013. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes accompanying such unaudited pro forma financial statements and with the historical audited financial statements of Jones Energy, Inc. and related notes.

The unaudited pro forma condensed consolidated financial statements give pro forma effect to the following adjustments:

•                  The Sabine Acquisition which has been accounted for as a business combination using the acquisition method (revenues, lease operating expenses and production taxes have been included in relation to the acquisition);

•                  changes in the carrying value of oil and gas properties and asset retirement obligations to reflect their estimated fair value and changes in depreciation, depletion, and amortization related to the Sabine Acquisition; and

•                  changes in accretion related to the Sabine Acquisition.

In connection with the closing of the Sabine Acquisition, approximately $24 million of the purchase price was placed in escrow. The escrowed amount represented the allocated value of certain Sabine properties that had unresolved title defects.  In the event Sabine cures the title defects identified for any property, an amount equal to the allocated value of that property will be released to Sabine from the escrow account. In the event Sabine is unable to cure the identified title defects for any property, the Company will reconvey the affected property to Sabine and the Company will receive a payment from the escrow account equal to the allocated value of the reconveyed property. The financial statements for the Sabine Acquisition presented herein assume that Sabine will cure all identified title defects and the Company will not reconvey any of the properties. No pro forma adjustment was made for the amount in escrow.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to indicate the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the Sabine Acquisition been consummated on the dates or for the periods presented.

The unaudited pro forma condensed consolidated financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.

Jones Energy, Inc.

Unaudited pro forma condensed consolidated balance sheet

As of September 30, 2013

(In thousands)	Historical Jones Energy, Inc.	Pro forma adjustments (Note 2)		Pro forma Jones Energy, Inc.
Assets
Current assets
Cash	$23,055	$—	(a)	$23,055
Accounts receivable, net
Oil and gas sales	52,766	—		52,766
Joint interest owners	23,280	—		23,280
Other	818	—		818
Other current assets	1,687	—		1,687
Commodity derivative assets	14,681	—		14,681
Total current assets	116,287	—		116,287
Oil and gas properties, net, at cost under the successful efforts method	1,080,054	194,320	(b)	1,274,374
Other property, plant and equipment, net	2,479	—		2,479
Commodity derivative assets	26,591	—		26,591
Deferred tax assets	359	—		359
Other assets	15,345	—		15,345
Total assets	$1,241,115	$194,320		$1,435,435
Liabilities and Stockholders’ / Members’ Equity
Current liabilities
Trade accounts payable	$58,516	$—		$58,516
Oil and gas sales payable	63,858	—		63,858
Accrued liabilities	7,796	—		7,796
Deferred tax liabilities	17	—		17
Asset retirement obligations	174	—		174
Commodity derivative liabilities	10,424	—		10,424
Total current liabilities	140,785	—		140,785
Long-term debt	438,000	193,496	(a)	631,496
Deferred revenue	14,886	—		14,886
Commodity derivative liabilities	511	—		511
Asset retirement obligations	10,025	824	(b)	10,849
Deferred tax liabilities	2,138	—		2,138
Total liabilities	606,345	194,320		800,665
Class A common stock	13	—		13
Class B common stock	37	—		37
Additional paid-in-capital	172,652	—		172,652
Retained earnings	(821)	—		(821)
Stockholders’ / members’ equity	171,881	—		171,881
Non-controlling interest	462,889	—		462,889
Total stockholders’ / members’ equity	634,770	—		634,770
Total liabilities and stockholders’ / members’ equity	$1,241,115	$194,320		$1,435,435

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Jones Energy, Inc.

Unaudited pro forma condensed

consolidated statement of operations

Nine month period ended September 30, 2013

(In thousands)	Historical Jones Energy, Inc.	Historical Sabine properties	Pro forma adjustments (Note 3)		Pro forma Jones Energy, Inc.
Operating revenues
Oil and gas sales	$188,184	$39,923	$—		$228,107
Other revenues	673	—	—		673
Total operating revenues	188,857	39,923	—		228,780
Operating costs and expenses
Lease operating	19,308	3,898	—		23,206
Production taxes	9,103	2,189	—		11,292
Exploration	1,458	—	—		1,458
Depletion, depreciation and amortization	82,552	—	17,900	(a)	100,452
Impairment of oil and gas properties	—	—	—		—
Accretion of discount	434	—	44	(b)	478
General and administrative	25,611	—	—		25,611
Total operating expenses	138,466	6,087	17,944		162,497
Operating income (loss)	50,391	33,836	(17,944)		66,283
Other income (expense)
Interest expense	(22,712)	—	(3,541	)(c)	(26,253)
Net gain on commodity derivatives	4,444	—	—		4,444
Gain (loss) on sales of assets	(30)	—	—		(30)
Other income (expense), net	(18,298)	—	(3,541)		(21,839)
Income (loss) before income tax	32,093	33,836	(21,485)		44,444
Income tax provision	(93)	—	4,503	(d)	4,410
Net income (loss)	$32,186	$33,836	$(25,988)		$40,034
Net income (loss) attributable to non-controlling interest	33,007	—	(83	)(e)	32,924
Net income (loss) attributable to Jones Energy, Inc.	$(821)	$33,836	$(25,905)		$7,110
Earnings (loss) per share (f)
Basic	$(0.07)				$0.57
Diluted	$(0.07)				$0.57
Weighted average shares outstanding
Basic	12,500				12,500
Diluted	12,500				12,503

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes to unaudited pro forma condensed consolidated financial statements

1.                                      Basis of presentation

The historical financial information is derived from our historical financial statements. The pro forma adjustments have been prepared as if the Sabine Acquisition had taken place on September 30, 2013, in the case of the unaudited pro forma condensed consolidated balance sheet, and as if the Sabine Acquisition had taken place on January 1, 2013, in the case of the unaudited pro forma condensed consolidated statement of operations for the nine-month period ended September 30, 2013. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.

2.                                      Unaudited pro forma condensed consolidated balance sheet adjustments and assumptions

The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A description of these transactions and adjustments is provided as follows:

(a)                                Represents the net adjustment to cash and long-term debt related to borrowings under the senior credit facility and the acquisition of the Sabine assets, calculated as follows (in thousands):

Borrowings on long-term debt	$193,496
Purchase of Sabine oil and gas assets	(193,496)
Pro forma net adjustment to cash	$—

(b)                                 Represents Sabine oil and gas properties acquired and asset retirement obligations (“ARO”) assumed, calculated as follows (in thousands):

Acquisition of oil and gas properties	$194,320
ARO	(824)
Total purchase price	$193,496

3.                                      Unaudited pro forma condensed consolidated statements of operations adjustments and assumptions

The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A description of these transactions and adjustments is provided as follows:

(a)                                 Reflects the estimated pro forma adjustment to depreciation, depletion and amortization due to the fair value adjustments to the property, plant and equipment acquired in the Sabine Acquisition (in thousands, except volume and rate):

Nine months ended September 30, 2013
Pro forma production volume (MBoe)	5,501
Pro forma depreciation, depletion and amortization rate per Boe	$18.146
Total pro forma depreciation, depletion and amortization of oil and gas properties	$99,820
Less: Historical depreciation, depletion and amortization of oil and gas properties	(81,920)
Pro forma net adjustment to depreciation, depletion and amortization	$17,900

(b)                                 Reflects the estimated pro forma adjustment to accretion expense due to the fair value adjustment to the ARO assumed in the Sabine Acquisition (in thousands):

Nine months ended September 30, 2013
Pro forma accretion of asset retirement obligation	$478
Less: Historical accretion of ARO	(434)
Pro forma adjustment to accretion of ARO	$44

(c)                                  Reflects the estimated pro forma adjustment to interest expense, resulting from the increase in debt to fund the acquisition (thousands):

Nine months ended September 30, 2013
Historical interest expense	$22,712
Interest expense related to incremental debt	3,541
Pro forma interest expense	26,253
Less: historical interest expense	(22,712)
Pro forma adjustment to interest expense	$3,541

(d)                                 Reflects the net adjustment to income tax benefit, calculated as follows (in thousands):

Nine months ended September 30, 2013
Tax impact of predecessor conversion to C corporation (i)	$3,288
Tax impact of Sabine acquisition adjustments - C corporation (ii)	1,113
Tax impact of Sabine acquisition adjustments – TX Franchise Tax (ii)	102
Net pro forma adjustment to income tax provision	$4,503

(i)                                     Adjustment related to the reorganization transactions that took place in connection with our initial public offering, whereby we became a tax paying corporation, as applied to historical financial information of our predecessor, Jones Energy Holdings, LLC (JEH LLC).

(ii)                                  Adjustment for the tax impact of the above noted pro forma adjustments reflecting tax benefit assuming pro forma income is taxable as if the corporate organizational structure was in place for the periods reflected above.

(e)                                  Reflects the allocation of net income attributable to the predecessors’ interest in JEH LLC remaining after the reorganization transactions that took place in connection with our initial public offering.

(f)                                   Basic earnings per share (“EPS”) is computed by dividing net income (loss) attributable to controlling interests by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings per share takes into account the dilutive effect of potential common stock issued by the Company in conjunction with stock awards that have been granted to directors and employees. On September 4, 2013 (the “grant date”), the Company granted to its directors restricted shares of Class A common stock, which vest on the first anniversary of the grant date. In accordance with ASC 260, Earnings Per Share, awards of nonvested shares shall be considered outstanding as of the grant date for purposes of computing diluted EPS even though their exercise is contingent upon vesting. The following is a calculation of the basic and diluted weighted-average number of shares of Class A common stock outstanding and EPS for the nine months ended September 30, 2013.

	Nine months ended September 30, 2013
	Historical Jones Energy, Inc.	Pro forma Jones Energy, Inc.
Income (numerator):
Net income (loss) attributable to controlling interests	$(821)	$7,110
Weighted average shares (denominator):
Basic	12,500	12,500
Diluted	12,500	12,503
Earnings (loss) per share:
Basic	$(0.07)	$0.57
Diluted	$(0.07)	$0.57